UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

Bare Escentuals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33048	20-1062857
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

71 Stevenson Street, 22nd Floor, San Francisco, CA		94105
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 489-5000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On December 20, 2006, Bare Escentuals, Inc., a Delaware corporation (the “Company”), entered into a Sixth Amendment to Credit Agreement among the Company, Bare Escentuals Beauty, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“BE Beauty”), BNP Paribas, as agent, and the lenders party thereto (the “Amendment”) and an Amended and Restated Credit Agreement by and among the Company, BE Beauty, BNP Paribas, as agent, and the lenders party thereto (the “Agreement”).  Pursuant to the Amendment and the Agreement, the terms of the Company’s $343.7 million senior secured term loan and $25.0 million revolving credit facility were amended and restated to, among other things:

•                   eliminate the requirement that the net proceeds from the issuance of equity securities of the Company or any of its subsidiaries be applied to prepay loans under the credit facility;

•                   eliminate the requirement that the consolidated excess cash flow of the Company’s subsidiaries be applied to prepay loans under the credit facility for any fiscal year if the consolidated leverage ratio of the Company’s subsidiaries is 2.25:1.00 or less, and otherwise reduce the amount of consolidated excess cash flow of the Company’s subsidiaries that must be applied to prepay loans under the credit facility from 75% or 50% to 50% or 25%, in each case depending on the consolidated leverage ratio;

•                   reduce the interest rate margins applicable to LIBOR loans and base rate loans to 2.50% and 1.50%, respectively, and to provide for further reductions in the interest rate margins to 2.25% and 1.25%, respectively, if and for so long as the Company achieves a consolidated leverage ratio of the Company’s subsidiaries of less than 2.50:1.00 and a corporate credit rating from Moody’s of no less than B1;

•                   reduce the amount of each of the remaining scheduled principal payments under the term loan facility such that the outstanding principal amount of the term loan will be fully amortized over 22 remaining amortization payments;

•                   permit the domestic subsidiaries of the Company to become and remain liable with respect to up to $20,000,000 of additional unsecured indebtedness;

•                   permit the Company to directly hold the capital stock of foreign subsidiaries, and increase the amount that the Company and its domestic subsidiaries are permitted to invest in foreign subsidiaries from $15,000,000 to $25,000,000, in each case; and

•                   eliminate the minimum cash interest coverage ratio financial covenant, and establish a maximum leverage ratio covenant requiring the Company to maintain a consolidated leverage ratio of 4.50:1.00 for all reporting periods in lieu of the previous maximum leverage ratio covenant that ranged over time from 5.85:1.00 to 1.75:1.00 for periods after the fourth fiscal quarter of 2006.

Complete copies of the Amendment and the Agreement filed herewith as Exhibit 10.45 and Exhibit 10.46, respectively, and incorporated herein by reference.  The foregoing descriptions of the terms of the Amendment and the Agreement are qualified in their entirety by reference to such exhibits.

Item 8.01                                             Other Events.

On December 15, 2006, entities affiliated with John Hansen and Michael John, members of the board of directors of Bare Escentuals, Inc., a Delaware corporation (the “Company”), adopted pre-arranged sales plans in accordance with SEC Rule 10b5-1 and the Company’s policies regarding stock transactions by directors, officers and employees (the “Plans”).  Under the Plans, a brokerage firm will sell a portion of the shares of Company’s common stock owned by these entities over a period of approximately nine months, in preset quarterly increments, beginning as early as April 2007.  Shares will be sold under the Plans on the open market at prevailing market prices, subject to minimum price thresholds set forth in the Plans.

Rule 10b5-1 allows persons who are not aware of material, non-public information to adopt written, pre-arranged trading plans.  Individuals may use these plans to diversify their investment portfolios over time.  The Company’s officers and directors may adopt similar plans in the future.  The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any of our officers or directors in the future, or to report any modifications or termination of any publicly announced plan, except to the extent required by law.

Item 9.01.              Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.45	Sixth Amendment to Credit Agreement among Bare Escentuals Beauty, Inc., Bare Escentuals, Inc., BNP Paribas and the lenders party thereto dated December 20, 2006.
10.46	Amended and Restated Credit Agreement among Bare Escentuals Beauty, Inc., Bare Escentuals, Inc., BNP Paribas and the lenders party thereto dated December 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARE ESCENTUALS, INC.

By:	/s/ Myles B. McCormick
Name:	Myles B. McCormick
Title:	Senior Vice President, Chief Financial Officer, Chief Operations Officer and Secretary

Date: December 22, 2006